Designated Filer:	Cypress Investments, LLC
Issuer & Ticker Symbol:	Earthstone Energy, Inc. (ESTE)
Date of Event Requiring Statement:	April 14, 2022
Joint Filers’ Names and Addresses

1.	Name:	Cypress Investments, LLC
	Address:	34 S. Wynden Drive, Suite 300
Houston, Texas 77056

2.	Name:	Post Oak Energy Capital, LP
	Address:	34 S. Wynden Drive, Suite 300
Houston, Texas 77056

3.	Name:	Post Oak Energy Holdings, LLC
	Address:	34 S. Wynden Drive, Suite 300
Houston, Texas 77056